Exhibit 10.3

VERIZON PROPRIETARY AND CONFIDENTIAL

AMENDMENT NO. 2

TO LICENSE AGREEMENT

THIS AMENDMENT NO. 2, dated December 19, 2008, to a License Agreement, having an effective date of January 1, 1992, as previously amended, is entered into by and between GTE LABORATORIES INCORPORATED (now known as Verizon Corporate Services Corp.) (“Verizon” or “GTEL”) and DOLBY LABORATORIES LICENSING CORPORATION (“Dolby” or “LICENSEE”). Verizon and Dolby are collectively referred to herein as the “Parties” or individually as a “Party.”

WHEREAS, the Parties, having entered into the above described License Agreement, as previously amended, (“License Agreement”), had a dispute regarding the payment of certain royalties by Dolby to Verizon pursuant to the License Agreement; and

WHEREAS, the Parties, having reached an amicable resolution of such dispute, now seek to amend the License Agreement upon the terms and conditions set forth herein to reflect such resolution.

NOW, THEREFORE, for good and valuable consideration as set forth in this Amendment No. 2 and in consideration of the covenants and promises set forth herein, the Parties hereby agree to amend the License Agreement as follows:

1.	Any capitalized term in this Amendment No. 2 not defined herein shall have the definition set forth in the License Agreement. As used herein, the term “Affiliate” shall mean with respect to any Party, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. “Control” for this purpose means the possession, directly or indirectly, of (a) ownership of fifty percent (50%) or more of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority for such person; or (b) if such person does not have voting shares or other securities, ownership of fifty percent (50%) or more of the equity or other assets that represents the right to make decisions for such person.

2.	This Amendment No. 2 shall become effective on the date that Verizon receives from Dolby, in the form of a wire transfer to the account set forth in Exhibit A hereof, the Buy-Out Fee (as defined below) (“Effective Date”). Dolby’s failure to wire transfer the Buy-Out Fee or Verizon’s receipt thereof by December 31, 2008 shall cause all the terms of this Amendment No. 2 to be deemed null and void, ab initio, and the License Agreement, and all obligations arising thereunder, past, present and future, shall be unaffected, and the License Agreement shall have the terms as set forth therein without any effect by this Amendment No. 2.

3.	Article II, Paragraph A is deleted in its entirety and replaced by the following:

A.	GTEL hereby grants and agrees to grant to LICENSEE and Affiliated Companies of LICENSEE, and LICENSEE accepts and agrees to accept from GTEL, subject to the terms of this Agreement, nonexclusive (except as provided in Paragraph B of this Article), worldwide, royalty-free, fully paid-up, nonassignable, and nonsublicensable (except as is permitted under Paragraph C of this Article) rights and licenses under the Licensed Patents to make, have made, use, sell, lease, rent, or otherwise dispose of Licensed Products during the term of this Agreement.

VERIZON PROPRIETARY AND CONFIDENTIAL

4. Article III, including Paragraphs A through G, is deleted in its entirety and the following substituted therefor:

ARTICLE III

PAYMENTS AND RELEASES

A.	In consideration of the rights and licenses granted to Dolby pursuant to the License Agreement, as amended by this Amendment No. 2, Dolby agrees to make payment to Verizon, in the form of a wire transfer to the account set forth in Exhibit A hereof to be received by Verizon no later than December 31, 2008, the amount of Seventeen Million Five Hundred Thousand United States Dollars (USD $17,500,000) (“Buy-Out Fee”), and agrees that all prior payments made to Verizon, including to its predecessor companies, are nonrefundable and incontestable. The Parties further agree that, upon the receipt by Verizon of the payment of the amount set forth in this Paragraph A, no further payments shall be required to be made by Dolby pursuant to the License Agreement (including previous amendments thereto) and this Amendment No. 2.

B.	Dolby, on behalf of itself and the Dolby Affiliates and their respective officers, and directors (“Dolby Releasors”), hereby releases Verizon and the Verizon Affiliates and their respective officers, directors, managing members, employees, and attorneys (“Verizon Releasees”) from any and all claims, actions, causes of actions, past, present and future, and hereby disclaims all remedies any of the Dolby Releasors may have against any of the Verizon Releasees: (1) related to the License Agreement (including previous amendments thereto) and this Amendment No. 2, including the rights, terms and obligations arising under the License Agreement (including previous amendments thereto) and this Amendment No. 2; (2) arising from the exercise of rights, performance or failure to perform under the License Agreement (including previous amendments thereto) and this Amendment No. 2; and (3) arising from all discussions and negotiations regarding any dispute between the Parties related to the License Agreement (including previous amendments thereto), including leading up to and regarding this Amendment No. 2 (collectively, the “Dolby Released Matters”).

VERIZON PROPRIETARY AND CONFIDENTIAL

C.	Verizon, on behalf of itself and the Verizon Affiliates and their respective officers, and directors (“Verizon Releasors”), hereby releases Dolby and the Dolby Affiliates and their respective officers, directors, managing members, employees, and attorneys (“Dolby Releasees”) from any and all claims, actions, causes of actions, past, present and future, and hereby disclaims all remedies Verizon Releasors may have against any of the Dolby Releasees: (1) related to the License Agreement (including previous amendments thereto) and this Amendment No. 2, including the rights, terms and obligations arising under the License Agreement (including previous amendments thereto) and this Amendment No. 2; (2) arising from the exercise of rights, performance or failure to perform under the License Agreement (including previous amendments thereto) and this Amendment No. 2; and (3) arising from all discussions and negotiations regarding any dispute between the Parties related to the License Agreement (including previous amendments thereto), including leading up to and regarding this Amendment No. 2 (collectively, the “Verizon Released Matters”).

D.	The releases in this Amendment No. 2 include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, the Parties acknowledge that they may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The Parties hereto further acknowledge that they have negotiated this Amendment No. 2 taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs and expenses, and the Parties hereto voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. The Parties voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on releases. Specifically, each Party, for itself and its Affiliates, hereby expressly waives any rights it may have under California Civil Code Section 1542 which provides that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

5. Article IV is deleted in its entirety and intentionally left blank. For the avoidance of doubt, Dolby will have no reporting obligations to Verizon from and after the Effective Date of this Amendment No. 2.

VERIZON PROPRIETARY AND CONFIDENTIAL

6. Article V, Paragraphs B, C, D, E and H are deleted in their entirety, subsections (1), (2) and (3) of Paragraph F are deleted in their entirety and the first sentence of Paragraph G is deleted in its entirety.

7. Article VI, Paragraph C is deleted in its entirety.

8. Article VII is amended by adding the following new Paragraph I:

I. From and after the Effective Date of this Amendment No. 2, neither Party shall disclose the terms of the License Agreement (including previous amendments thereto) or this Amendment No. 2 to any person; provided, however, that each Party may disclose the terms of the License Agreement (including previous amendments thereto) and this Amendment No. 2 in the following limited circumstances: (a) with the prior written consent of the other Party; (b) to any governmental body having jurisdiction and specifically requiring such disclosure; (c) in response to a valid subpoena or as otherwise may be required by law, regulation or court order; (d) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations; (e) to each Party’s accountants, legal counsel, tax advisors and other financial and legal advisors, subject to obligations of confidentiality and/or privilege; (f) as required during the course of litigation and subject to protective order; provided however, that any production under a protective order would be protected under an “Attorneys Eyes Only” or higher confidentiality designation; and (g) in confidence, in connection with a proposed merger, acquisition, financing or similar transaction; provided, however, that prior to any such disclosure pursuant to items (b) and/or (c) hereof, the disclosing Party shall promptly notify the other Party and afford it the opportunity to limit such disclosure or to secure an appropriate protective order.

9. All other provisions of the License Agreement not specifically amended herein shall remain in effect as originally drafted and previously amended, and intended by the Parties

10. This Amendment No. 2 is the result of a compromise and shall not at any time be considered as an admission of liability or responsibility on the part of either Party. By entering into this Amendment No. 2, neither Party is conceding that it acted wrongfully in any fashion whatsoever.

11. Verizon hereby represents, warrants and covenants that:

a.	From and after the Effective Date, Verizon and its Affiliates have no claims against Dolby arising from or related to the Verizon Released Matters.

VERIZON PROPRIETARY AND CONFIDENTIAL

b.	Verizon and its Affiliates have not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person whomsoever any Verizon Released Matter or any part or portion thereof of any claim, demand or right against Dolby.

12. Dolby hereby represents, warrants and covenants that:

a.	From and after the Effective Date, Dolby and its Affiliates have no claims against Verizon arising from or related to the Dolby Released Matters.

b.	Dolby and its Affiliates have not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person whomsoever any Dolby Released Matter or any part or portion thereof of any claim, demand or right against Verizon.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 on the dates set forth below:

DOLBY LABORATORIES LICENSING CORPORATION

/s/ Mark S. Anderson
Name:	Mark S. Anderson
Title:	EVP & General Counsel
Date: December 19, 2008

VERIZON CORPORATE SERVICES CORP.

/s/ John Thorne
Name:	John Thorne
Title:	SVP & Deputy General Counsel
Date: December 19, 2008